Exhibit 99.1

Announcement from Boston Acoustics, Inc.

    PEABODY, Mass.--(BUSINESS WIRE)--March 12, 2004--Boston Acoustics, Inc. (NASDAQ: BOSA) today announced that a customer, which accounted for approximately 32% of the Company's consolidated net sales during the first three quarters of the current fiscal year, has notified the Company that beginning in May 2004 it will reduce its annual purchases by approximately 50%. The Company expects that the loss of business from this customer will be offset in significant part by expected increases in sales to other customers. In addition, management will continue its efforts to diversify its customer base for all products in order to reduce dependence on any single customer.
    Management expects that, as a result of the decrease in business with this customer, the Company will incur a net operating loss for the June quarter of its 2005 fiscal year. However, it believes that, as a result of anticipated increases in other business, the Company will achieve profitability for the 2005 fiscal year.
    President & CEO Moses Gabbay stated, "Although we are disappointed in this development, we remain focused and will continue to invest in engineering, sales, and marketing, to ensure that our product and brand continues to be cutting edge."
    The Company has lines of credit with two U.S. banking institutions totaling $26,500,000, with no outstanding borrowings under either of these credit facilities. Management believes that the Company has ample liquidity to meet all of its requirements for the foreseeable future.

    About Boston Acoustics

    Boston Acoustics, Inc. (NASDAQ: BOSA) is a manufacturer of high-performance audio solutions for home entertainment, automobiles, and personal computers. Founded in 1979, Boston Acoustics is located in Peabody, Massachusetts. For more information on Boston Acoustics, visit the company's Web site at www.bostonacoustics.com.

    Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics' operations, economic performance and financial condition. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Boston Acoustics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 2003. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

    CONTACT: Boston Acoustics, Inc.
             Moses A. Gabbay, 978-538-5000
             moses@bostona.com